NORTHWESTERN PUBLIC SERVICE COMPANY
                            Huron, South Dakota







                                 NOTICE OF
                              ANNUAL MEETING
                            AND PROXY STATEMENT





                              Annual Meeting
                              of Shareholders
                                May 6, 1998
                    NORTHWESTERN PUBLIC SERVICE COMPANY
                             Corporate Office
                              33 Third St. SE
                      Huron, South Dakota 57350-1605

                                                            March 20, 1998



Dear Shareholder:

     You are invited to attend the Annual Meeting of Shareholders of Northwestern Public Service Company, which will be held at the Company's Operations Center, 600 Market Street West, Huron, South Dakota, on May 6, 1998, at 11:00 a.m., local time. Enclosed is a formal Notice of Annual Meeting and Proxy Statement, together with a proxy and return envelope for use of shareholders who are unable to be present in person at the meeting.

     The formal Notice and Proxy Statement describe the matters scheduled to be acted upon at the meeting. In addition to the election of Directors in Class I, the holders of Common Stock of the Company will be entitled to vote on two very important items. First, the Board of Directors is recommending that the Company's Restated Certificate of Incorporation be amended to change the name of the Company to Northwestern Corporation. Second, the Board of Directors is recommending the approval of the Northwestern Public Service Company Stock Option Plan.

     Regardless of the size of your holdings, please make certain that your shares are represented at the meeting, whether or not you are personally able to attend. We will sincerely appreciate your signing, dating, and returning the enclosed proxy card at this time. A postage-paid envelope is enclosed for your convenience.

     If, after returning your proxy, you find that you are able to attend the meeting in person and wish to personally vote your shares, you may revoke your proxy at that time and personally vote your shares at the meeting. In either event, it is important that your shares are voted at this Annual Meeting.

                              Very truly yours,


                              /s/ Merle D. Lewis

                              Merle D. Lewis
                              Chairman, President
                                 and Chief Executive Officer

                      VOTING YOUR PROXY IS IMPORTANT

        TO INSURE THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, HOWEVER SMALL YOUR HOLDINGS, IT IS ESSENTIAL THAT YOU SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

          A self-addressed envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                    NORTHWESTERN PUBLIC SERVICE COMPANY
                             Corporate Office
                              33 Third St. SE
                      Huron, South Dakota 57350-1605


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE HOLDERS OF COMMON STOCK OF NORTHWESTERN PUBLIC SERVICE COMPANY:

     The Annual Meeting of Shareholders of Northwestern Public Service Company (the "Company") will be held at the Company's Operations Center, 600 Market Street West, Huron, South Dakota, on Wednesday, May 6, 1998, at 11:00 a.m., local time, for the following purposes:

     (1) To elect four members of Class I of the Board of Directors of the Company to hold office until the Annual Meeting of Shareholders in 2001, and until their successors are duly elected and have qualified;

     (2) To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to change the name of the Company to Northwestern Corporation;

     (3) To consider and act upon a proposal to approve the Northwestern Public Service Company Stock Option and Incentive Plan; and

     (4) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     The Board of Directors of the Company has fixed the close of business on March 9, 1998, as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting or any adjournment thereof. The Common Stock transfer books of the Company will not be closed. A list of shareholders entitled to vote at the meeting will be maintained at the offices of the Company, 600 Market Street West, Huron, South Dakota, and such list will be open to examination by shareholders for a period of ten days prior to the meeting.

     You are encouraged to sign, date and return your proxy in the enclosed self-addressed postage-paid envelope. If you are able to attend the Annual Meeting and wish to vote in person, you may do so whether or not you have returned your proxy.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         ALAN D. DIETRICH
                         Vice President-Administration
                            and Corporate Secretary

March 20, 1998

                    NORTHWESTERN PUBLIC SERVICE COMPANY
                             Corporate Office
                              33 Third St. SE
                      Huron, South Dakota 57350-1605

            Proxy Statement for Annual Meeting of Shareholders
                          To be held May 6, 1998

     This statement is being mailed to shareholders on March 23, 1998, and is furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders to be held on May 6, 1998. The Company will bear all costs of the solicitation. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone or in person. Kissel-Blake Inc. has been retained by the Company to assist in the solicitation of proxies at an anticipated cost to the Company of $7,000, plus out-of-pocket expenses. Also, the Company will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy material to the beneficial owners of stock.

     Holders of Common Stock of record at the close of business on March 9, 1998, will be entitled to one vote for each share of Common Stock held by them on all matters to be voted upon at the meeting. As of March 9, 1998, there were outstanding 17,842,524 shares of Common Stock.

     Shareholders who execute proxies may revoke them at any time prior to the exercise thereof by giving written notice of such revocation to the Corporate Secretary of the Company or by filing another proxy with him.

     A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, will constitute a quorum.
Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present at the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. The inspectors of election will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Broker non-votes are not counted in the vote totals and will have no effect on any proposal scheduled for consideration at the Annual Meeting, because they are not considered votes cast. For purposes of determining shareholder approval, abstentions will be treated as shares of Common Stock voted against the proposed amendment to the Restated Certificate of Incorporation and the Northwestern Public Service Company Stock Option and Incentive Plan.

     The four nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company. The vote required for approval of the amendment to the Restated Certificate of Incorporation and the Northwestern Public Service Company Stock Option and Incentive Plan is the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

                               Proposal One
                           Election Of Directors

     In accordance with the Company's Restated Certificate of Incorporation and By-Laws, the Company's directors are elected to staggered terms on a classified Board of Directors. At this Annual Meeting of Shareholders, four directors will be elected to Class I of the Board of Directors, to hold office for a term of three years, until the Annual Meeting of Shareholders in 2001, and until their respective successors are duly elected and have qualified. The election of each director is to be by a plurality of the votes cast in each case by holders of Common Stock. Proxies which the Company receives will be voted or the vote withheld as directed on the proxy, and if no direction is given, proxies will be voted for the election of the three nominees in Class I named below as directors.

     In the event of the inability or unwillingness of one or more of these nominees to serve as a director at the time of said meeting, or of any adjournment thereof, the shares represented by the proxies may (in the discretion of the holders of said proxies) be voted for other nominees not named herein, in lieu of those unable or unwilling to serve. Each of the nominees has consented to be named and to serve if elected. Management is not aware that any of the nominees will be unable to serve.

     All of the nominees as directors in Class I are presently serving as directors. An additional current Class I Director, Herman Lerdal will retire from the Board of Directors, effective May 1, 1998, when the Board of Directors will be reduced to a ten member Board.

     The following information, including principal occupation or employment for the past five or more years, is furnished with respect to the following nominees to Class I of the Board of Directors:


                                                                 Age on
                     Principal Occupation         Director       March 1,
Nominee              or Employment                Since          1998
------------------   -------------------------    -----------    --------

Raymond M. Schutz    Attorney and partner in      October 1990   68
                     the law firm of Siegel,
                     Barnett & Schutz since
                     1963, Aberdeen, South
                     Dakota.

Bruce I. Smith       Attorney and partner in      May 1989       56
                     the law firm of Luebs,
                     Leininger, Smith, Busick
                     & Johnson since 1978,
                     Grand Island, Nebraska.

Gary G. Drook        President and Chief          February 1998  53
                     Executive Officer and
                     Director of Ruppman
                     Marketing Technologies,
                     Inc. since 1996; formerly
                     President of Network
                     Services (1994-1995),
                     President of Enhanced
                     Business Services (1993-
                     1994) and President of
                     Ameritech Publishing
                     (1989-1993) for Ameritech
                     Corporation, Peoria,
                     Illinois.

Randy G. Darcy       Senior Vice President,       February 1998  47
                     Operations of General
                     Mills, Inc. since 1987,
                     Minneapolis, Minnesota.
     The following information, including principal occupation or employment for the past five or more years, is furnished with respect to directors in Class II whose terms expire in 1999:

                                                                 Age on
                     Principal Occupation         Director       March 1,
Director             or Employment                Since          1998
------------------   -------------------------    -----------    --------

Larry F. Ness        Chairman and Chief           August 1991    52
                     Executive Officer of
                     First Dakota Financial
                     Corp., a bank holding
                     company, and Chairman
                     and Chief Executive Officer
                     of First Dakota National
                     Bank since 1996, formerly
                     Vice Chairman and Chief
                     Executive Officer (1993-
                     1995), Yankton, South
                     Dakota.

Jerry W. Johnson     Dean of the School of        May 1994       57
                     Business, University of
                     South Dakota, since 1990;
                     Director for Citibank (S.D.),
                     N.A. and Citibank FSB;
                     Vermillion, South Dakota.

R. R. Hylland        Executive Vice President     November 1995  37
                     of the Company since
                     May 1996; Vice Chairman
                     and Chief Executive Officer
                     of Northwestern Growth
                     Corporation since January
                     1998;  formerly held the
                     following offices with the
                     Company:  Executive Vice
                     President-Strategic Develop-
                     ment (1995-1996), Vice
                     President Strategic
                     Development (1995),
                     Vice President-Corporate
                     Development (1993-1995),
                     Vice President-Finance
                     (1991-1995), Treasurer
                     (1990-1994); President
                     and Chief Operating
                     Officer of Northwestern
                     Growth Corporation (1994-
                     1998); Sioux Falls,
                     South Dakota.

     The following information, including principal occupation or employment for the past five or more years, is furnished with respect to directors in Class III whose terms expire in 2000:

                                                                 Age on
                     Principal Occupation         Director       March 1,
Director             or Employment                Since          1998
------------------   -------------------------    -----------    --------

Aelred J. Kurtenbach President, Chief             May 1994       64
                     Executive Officer and
                     and Director of
                     Daktronics, Inc.,
                     manufacturer of large
                     computer programmable
                     displays, Brookings,
                     South Dakota.

M. D. Lewis          Chairman of the Company      February 1993  50
                     since May 1997; President
                     and Chief Executive Officer
                     since February 1994;
                     Chairman of
                     Northwestern Growth
                     Corporation since
                     September 1994;  formerly
                     held the following offices
                     of the Company:  Executive
                     Vice President (1993-1994),
                     Executive Vice President-
                     Corporate Services (1992-
                     1993), Huron, South Dakota.

Gary Olson           President and Chief          February 1997  57
                     Executive Officer of
                     Norwest Bank South Dakota,
                     Regional President of
                     Norwest Corporation, and
                     Director and Chairman of
                     various Norwest credit
                     and insurance subsidiaries
                     since 1988, Sioux Falls,
                     South Dakota.

Meetings of the Board of Directors

     The Board of Directors held four regular meetings and two special meetings during 1997. Each director attended more than 75 percent of the aggregate of the meetings of the Board of Directors and of each committee on which he served.

Audit Committee

     The Board of Directors has a standing Audit Committee composed of not less than three directors who are not employees of the Company. The present members of the Audit Committee are Chairman Larry F. Ness, Gary Olson, Raymond M. Schutz, and Aelred J. Kurtenbach. The Audit Committee held two meetings during 1997. The principal functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent public accountants to conduct the annual audit of the Company's financial statements, to review the scope of the annual audit, to approve services performed by the independent public accountants (considering the possible effect thereof on their independence), to review the report of the independent public accountants relating to the annual audit, and to review the Company's internal financial and accounting controls.

Nominating and Compensation Committee

     The Board of Directors also has a standing Nominating and Compensation Committee composed of not less than three directors who are not employees of the Company. The present members of the Nominating and Compensation Committee are Chairman Herman Lerdal, Bruce I. Smith, Jerry W. Johnson, and Larry F. Ness. The Nominating and Compensation Committee held five meetings during 1997. The function of the Nominating and Compensation Committee is to recommend to the Board of Directors the nominees to be presented by the Board of Directors to the shareholders for election to the Company's Board of Directors, to recommend to the Board of Directors the persons to be elected as officers of the Company, to recommend compensation of directors and officers of the Company, and to determine awards, if any, to the executive officers of the Company under incentive compensation plans. The Nominating and Compensation Committee will consider nominees for directors recommended by shareholders.

Corporate Governance Committee

     The Board of Directors, during 1996, created a Corporate Governance Committee composed of the President and Chief Executive Officer and not less than three directors who are not employees of the Company. The present members of the Corporate Governance Committee are Chairman Bruce I. Smith, M. D. Lewis, Jerry W. Johnson, and Aelred J. Kurtenbach. The Corporate Governance Committee held two meetings in 1997. The function of the Corporate Governance Committee is to make recommendations to the Board of Directors concerning Board policies, a chief executive officer performance appraisal procedure, director qualifications, and Board evaluation and to provide overall counsel and oversight for the Board.

Shareholder Submitted Candidates

     A shareholder who wishes to submit a candidate for consideration at the Annual Meeting of Shareholders to be held in 1999 must notify the Corporate Secretary of the Company in writing not less than ninety days nor more than 120 days prior to the meeting. The shareholder's written notice must include information about each proposed nominee, including name, age, business address, principal occupation, shares beneficially owned and other information required in proxy solicitations. The nomination notice must also include the nominating shareholder's name and address, the number of shares of the Common Stock beneficially owned by the shareholders, and any arrangements or understandings between the nominee and the shareholder.
The shareholder must also furnish a statement from the candidate indicating that the candidate wishes and is able to serve as a director. These procedures, and a statement that the shareholder intends to make the nomination, are prerequisites to a shareholder nominating a candidate at the meeting.

              SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

     The following information is provided concerning the Company's Employee Stock Ownership Plan and Trust (ESOP) in which are held more than 5% of the Company's Common Stock:

(1)  Title of     (2)  Name and       (3)  Amount and     (4)  Percent
     Class             Address of          Nature of           of
                       Beneficial          Beneficial          Class
                       Owner               Ownership
---------------    ----------------   ----------------    ------------

Common Stock,      Northwestern            1,483,238           8.3%
par value $1.75    Public Service
per share          Company Employee
                   Stock Ownership
                   Plan and Trust,
                   600 Market St. W
                   Huron, SD 57350-1500

     The Common Shares owned by the ESOP are held in trust for the benefit of participants in the ESOP, and the Trustees have sole investment power over the Common Shares held in trust. Employee participants are entitled to instruct the Trustees on how to vote all Company Common Shares allocated to their accounts (presently 892,520) and will receive a separate Proxy for voting such shares. All shares allocated to the participants for which no voting instructions are received and all unallocated shares held by the ESOP will be voted by the Trustees in the same way that the allocated shares have been voted by participants.

                     SECURITY OWNERSHIP BY MANAGEMENT

     The following table sets forth information, as of January 31, 1998, with respect to shares of the Common Stock owned by the directors, nominees for director, certain executive officers of the Company and by all directors and executive officers of the Company as a group:

                               Amount & Nature
                         of Beneficial Ownership (1)
                         ---------------------------
    Name of                                                  Percent of
Beneficial Owner         Individual (2)      Joint (3)      Common Stock
----------------------   --------------      ---------      ------------
R. R. Hylland (4)             12,154 (5)                          *
Jerry W. Johnson                               4,196              *
Aelred J. Kurtenbach                           4,584              *
Herman Lerdal                  5,784 (6)                          *
M. D. Lewis (4)               24,242          10,532              *
Larry F. Ness                                  5,020              *
Gary Olson                     5,498                              *
Raymond M. Schutz (4)          7,300                              *
Bruce I. Smith                                 7,399              *
A. R. Donnell                 22,600 (7)       7,920
R. F. Leyendecker             14,512              30              *
D. K. Newell (4)               4,272             473              *

All directors &
executive officers           124,896          49,974             1%

*Less than 1%.

(1) Shares shown represent both record and beneficial ownership. None of such persons have the right to a right to acquire beneficial ownership of any additional shares.

(2) Shares held individually by employees also include shares held in that employee's account with the Trustees of the Company's Employee Stock Ownership Plan and in the employee savings plans.

(3)  Shares held jointly owned with spouse or other family member(s).

(4) Messrs. Lewis, Schutz and Newell own, respectively, 3,000, 238, and 1,000 common units representing limited partner interests in Cornerstone Propane Partners, L.P., an affiliate of the Company, and Messrs. Hylland, Lewis and Newell own, respectively, 14,286, 19,048, and 9,524 restricted units, for a total of 89,524 and common and restricted units held by directors and executive officers of the Company. None of the foregoing amounts exceeds 1% of the outstanding common units.

(5) Included are 695 shares that Mr. Hylland holds as custodian for his children and 3,481 shares held by his wife.

(6) All shares are held in a trust in which Mr. Lerdal and his wife are trustees.

(7) Included are 1,282 shares that Mr. Donnell holds as custodian for his grandchildren.

     With the exception of Thomas A. Gulbranson, Vice President-Customer Services of the Company, none of the directors, nominees or executive officers of the Company beneficially owns any of the Company's Cumulative Preferred Stock ($100 par value). Mr. Gulbranson, together with other family members, jointly owns 13 shares (0.0005%) of the Company's 4 1/2% Cumulative Preferred Stock.

             COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Management Compensation

     The Nominating and Compensation Committee has furnished the following report on executive compensation to the shareholders of the Company.

Procedures and Policies

     The Nominating and Compensation Committee of the Board of Directors, which consists of not less than three directors who are not officers or employees of the Company, has overall responsibility to nominate persons to serve as executive officers of the Company and to review and to recommend compensation for the members of the Board of Directors and for the executive officers. The Committee also reviews and recommends to the full Board of Directors any benefit plans for officers and employees and any awards made under the Company's Phantom Stock Unit Plan and approves any executive officer awards made under the Company's other incentive compensation plans.

     The Nominating and Compensation Committee engaged William M. Mercer, Incorporated in 1997 to assess the current executive compensation program for the Company and to offer recommendations that would support the Company's short and long-term business strategy. Mercer representatives interviewed the members of the Board of Directors and presented their findings to the Board in May 1997. The Board of Directors has implemented various recommendations from the Mercer study which are designed to create and sustain an entepreneurial mindset throughout the organization; to reward executives for Company, business segment, and individual performance; to focus on long-term performance and shareholder value; and to attract and retain key executives and managers.

     The Nominating and Compensation Committee considered the effect of the limitations on the deductibility of executive compensation in excess of $1 million under Section 162(m) of the Internal Revenue Code on the Company's compensation policies and practices and has determined not to make any changes in such policies and practices. The Company does not expect to pay any non-deductible compensation in 1998.

Base Salary

     The Mercer study recommended, and the Board of Directors approved, a compensation program which positions total direct executive compensation at the median for a combined utility and general industry market when performance is consistent with that comparative group, manages base salary through a narrow range around the median for the comparative group with adjustments primarily as the market median moves, leverages the program through annual incentives and equity-related long-term plans, and introduces stock ownership guidelines. The comparative group is a broader group then the peer group used in the performance graph.

     In determining Mr. Lewis's salary for 1997 as Chairman, President and Chief Executive Officer, the Committee considered the recommendations of the Mercer study, Mr. Lewis's individual performance as leader of the Company, and his contributions to the long-term success of the organization. The Committee also utilized, throughout 1997, the formal chief executive officer evaluation process first initiated in 1996. In particular, the Committee considered the success in creating a public propane subsidiary which is among the top five national propane companies, the significant growth of the Company through acquisitions and investments in propane and heating, ventilating and air conditioning service businesses, and the increases in earnings during the year. Mr. Lewis's base salary, which was established at the median for the comparative group, was included in the employment agreement discussed below. Similar factors were used to determine the salary of the other executive officers whose base salaries were established at or near the median for the comparative group.

     The philosophy for all incentive compensation plans of the Company is to provide rewards when financial objectives are achieved, and to provide reduced or no benefits when the objectives are not achieved. These objectives are designed to further Company goals and to increase shareholder value.

     In February 1989, the Board of Directors adopted a Performance Incentive Plan (now known as the NorthSTAR Plan), an incentive compensation plan which, with later amendments, has been broadened to involve employees at many levels of the Company. The purpose of the plan is to motivate and reward outstanding performance by the employees of the Company in meeting short-term goals which support long-term objectives important to the Company's success. Awards under the plan are based upon three factors measuring annual performance: (1) a ranking of the Company's performance in relation to a pre-selected comparison group of ten midwestern utilities based on change in average rates and change in total operating expenses per unit of energy furnished to customers, (2) the Company's achievement of its budgeted earnings per share, as proposed by the Board of Directors, and
(3) an individual employee's achievement of management-established individual, team, or department goals. At the end of the year, a percentage is computed and totaled for each eligible employee for each of the factors, with the first factor carrying 50% of the weight, and the other factors each carrying 25%. If the eligible employee's composite level is 25% or greater, a cash incentive award varying from two to thirty-five percent of annual salary will be paid to the employee, unless employment with the Company has been terminated for any reason other than death, disability or retirement. Awards to executive officers under the NorthSTAR Plan are determined by the Nominating and Compensation Committee.

     In August 1994, the Board of Directors adopted an Incentive Compensation Plan for the officers and directors of Northwestern Growth Corporation ("NGC"), the Company's wholly owned subsidiary which manages its nonutility investments. Under the plan, these NGC officers and directors may receive incentive compensation awards based upon improvements in the after-tax investment returns above the returns previously achieved in such investments. In addition, Mr. Lewis, Mr. Hylland, and Mr. Newell receive an acquisition fee equal to a total of 2% of the NGC acquisition and investment transactions. Awards made in 1997 were consistent with this philosophy and were based on NGC's investment performance.

     In May 1997, in response to the recommendations of the Mercer study, the Board of Directors adopted business segment annual incentive plans for the Energy Operations, Administration, Customer Services, and Market Development business segments of the Company. The annual incentive compensation of Mr. Lewis and Mr. Hylland is tied to the success of all of these plans, while other executive officers and other key managers are involved in those business segment annual incentive plans which relate to their activities. Awards under such plans were determined by the Nominating and Compensation Committee, in February 1998.

Long-Term Incentive Compensation

     As a complement to the Company's annual incentive plans, the Board of Directors has determined that a long-term incentive compensation plan which ties executive compensation to increases in shareholder value is important. The Mercer study recommended, and the Board of Directors believes that the adoption of an incentive stock option plan will accomplish this goal by strengthening the link between compensation and the market value of the Company's stock. Therefore, the Board recommends that shareholders approve the item discussed below in the section of this proxy statement entitled:
Proposal Three, Approval of Northwestern Public Service Company Stock Option and Incentive Plan. In addition, the Board of Directors has established stock ownership guidelines for all executive officers which require each officer to obtain a significant equity ownership interest in the Company within eight years.

     If the proposed Northwestern Public Service Company Stock Option and Incentive Plan is approved by shareholders at the annual meeting, the Board intends to discontinue the long-term incentive compensation plan it adopted in 1989. That plan has provided for annual awards of performance units to be made to all directors of the Company and any or all officers in performance units equal in value to the fair market value of one share of the Company's Common Stock. Because the value of the performance units at any point in time is established by reference to the fair market value of the Company's Common Stock, the performance units are sometimes referred to as "phantom stock units." The annual award of the performance units is held in an account for the participant for a period of five years, during which time units equal in value to the dividends paid on the Company's Common Stock are added to the account. At the end of each five-year rolling period, the value of the matured account for one year is paid in cash to the recipient if he or she at that time is an officer or director of the Company unless there has been a termination due to death, disability or retirement of the recipient. If the performance unit plan is terminated in 1998 by the Board, awards will continue to be paid out pursuant to such five-year rolling period. The value of the award at maturity is determined by multiplying the accumulated performance units which have matured by the average of the closing prices of the Company's Common Stock for the ten days preceding such event. Individual annual awards are set at 200 performance units for directors and for executive officers are considered by the Board of Directors during their annual meeting in May each year. Performance unit awards made in 1997 were based upon the performance of the Company's Common Stock in the market and upon the contributions of the individual executive officer to the long-term success of the Company, as measured by the Board of Directors.

     This report is submitted on behalf of the Nominating and Compensation
Committee:

     Herman Lerdal, Chairman
     Jerry W. Johnson
     Larry F. Ness
     Bruce I. Smith

                        Summary Compensation Table

     The following table sets forth the compensation earned by or awarded or paid during the fiscal years indicated for services in all capacities to the chief executive officer and to the four most highly compensated of the other executive officers:

                                                Long Term
                                                Compensa-    All
                       Annual Compensation      tion         Other
                       ----------------------   -----------  Compen-
Name and               Salary      Bonus(1)     Payouts (2)  sation(3)
Position         Year    ($)          ($)          ($)          ($)
---------------  ----  ---------   -----------  -----------  ----------

M. D. Lewis      1997   365,971      367,537      24,897        25,085
Chairman, Presi- 1996   207,388      484,625      17,765        15,358
dent & Chief     1995   187,758       97,255      18,507        14,349
Executive Officer;
Chairman of
Northwestern
Growth Corporation

R. R. Hylland    1997   246,417      345,638      24,897        10,480
Executive        1996   137,906      726,908      17,765         7,359
Vice President;  1995   115,077      100,260      18,507         6,029
Vice Chairman &
CEO of Northwestern
Growth Corporation

D. K. Newell     1997   168,333      244,154           0         9,920
Vice President-  1996   106,500      487,001           0         3,415
Finance &        1995    41,667       27,776           0             0
Chief Financial
Officer;
President & COO
of Northwestern
Growth Corporation

R. F. Leyendecker      1997         122,708        97,976      24,897
15,740
Vice President-  1996   114,208      109,180      17,765        11,453
Market           1995   104,375       41,784      18,507        13,343
Development;
President & COO
of Northwestern
Energy Corporation

A. R. Donnell    1997   124,984       38,953      37,346        12,405
Vice President-  1996   117,440       25,695      25,782        11,956
Energy           1995   109,416       26,642      27,761        11,475
Operations

(1) The amounts in the bonus column for 1995 are cash awards pursuant to the Company's NorthSTAR Plan and the Northwestern Growth Corporation Incentive Compensation Plan (NGC Plan), which are described under Executive Management Compensation. For 1996 the amounts include awards pursuant to such plans; including significant bonuses under the NGC plan for creation of a public propane subsidiary among the nation's industry leaders, and special discretionary awards made to Mr. Hylland ($25,000) and Mr. Newell ($25,000) for their efforts related to the successful completion of certain acquisition transactions and for Mr. Leyendecker ($5,000) for his efforts related to regulatory matters. For 1997 the amounts include awards pursuant to the NGC Plan and business segment annual incentive plans. In addition to such incentive awards, the award earned by the executives in 1997, if any, is to be paid under the NorthSTAR Plan will be determined in the spring of 1998.

(2) The amounts in this column represent the cash payouts from the Companys Long-Term Incentive Compensation Plan at the end of the five-year periods since the awards were made.

(3) The amounts in this column include the Company's contributions to the Employee Savings Plan for the executives and to the Employee Stock Ownership Plan as well as the amounts paid by the Company with respect to term life insurance for the benefit of the executives. For the executives named in this table, for 1997 such amounts under the Employee Savings Plan, ESOP, and life insurance; respectively, were as follows: Mr. Lewis: $4,750, $6,284, and $14,051; Mr. Hylland:
     $4,635, $2,320, and $3,525; Mr. Newell:  $4,750, $1,795, and $3,375;
     Mr. Leyendecker:  $3,681, $6,009, and $6,050; Mr. Donnell: $3,750,
     $5,030, and $3,625.

            Long-Term Incentive Plan Awards in Last Fiscal Year

     The amounts in the following table represent the phantom stock awards made during 1997 pursuant to the Company's Long-Term Incentive Compensation Plan (described above under Long-Term Incentive Compensation).

                                               Performance
                                               or Other
                        Number of Shares,      Period Until
                        Units or               Maturation
      Name              Other Rights           or Payout
-----------------       ---------------        ------------

M. D. Lewis                12,680                    5 years
R. R. Hylland               5,146                    5 years
D. K. Newell                1,694                    5 years
R. F. Leyendecker             980                    5 years
A. R. Donnell                 996                    5 years

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     The Board of Directors has adopted a program of comprehensive employment agreements with Mr. Lewis, Mr. Hylland, Mr. Newell, Mr. Leyendecker, Mr. Donnell, other executive officers, and certain key managers, which agreements have specific terms of from one to three years and contain non-compete, confidentiality, and change of control provisions. The agreements also include annual incentive plan provisions tied to the success of the employees' business segment success. The agreements provide termination benefits if employment by the Company terminates for any reason (other than death, disability, retirement at age 65 or such earlier age that the Board of Directors approves, or discharge for gross misconduct in the performance of employment duties that materially injures the Company) within thirty-six months after a "change in control" or "major transaction" event. A change in control event occurs if a person acquires 20% or more of the voting power of the Company's securities. A major transaction event occurs if the shareholders of the Company approve a merger or consolidation in which less that two-thirds of the Board of Directors of the Company continue to serve, the shareholders of the Company approve a plan of liquidation of the Company, or the shareholders of the Company approve a sale or disposition of all or substantially all of the Company's assets.
As part of the termination benefits, the Company must pay the executive officer a lump sum payment equal to three times the person's base salary and average annual incentive compensation plan payment. The Company must also provide the officer with health, disability and life insurance coverages in amounts substantially equal to those he or she was receiving at the time of the termination. Also, on the officer's normal retirement date, the Company must pay the officer, or his or her estate in the event of death, a lump sum amount equal to the actuarial equivalent of the additional retirement benefits that would have been due under the Company's pension plans, if employment had continued for the period for which the benefits referred to in the preceding sentence are payable. To the extent that such benefits are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1954, as amended, with respect to excess "parachute payments" under Section 180G of such Code, the Company will be responsible for such tax. The termination benefits under each of the agreements are to be provided regardless of whether the employee is able to obtain other employment.

Pension Plan

     The Company has a Pension Plan in which all employees 21 years of age and over are eligible to participate after one year of service. Directors who are not employees are not eligible to participate in the Pension Plan. The Pension Plan is a non-contributory funded plan providing an annual pension benefit upon normal retirement at age 62 or early retirement to those employees meeting the eligibility requirements under the Pension Plan. The amount of the annual pension is based upon average annual earnings for the five consecutive highest paid calendar years during the 10 years immediately preceding retirement. Upon retirement on the normal retirement date, the annual pension to which an eligible employee becomes entitled under the present Pension Plan amounts to 1.34% of average annual earnings up to the Covered Compensation base plus 1.75% of such earnings in excess of the Covered Compensation base, multiplied by all years of credited service. Covered Compensation is determined for each employee as the average of the taxable wage bases for Social Security tax purposes in each of the calendar years during the period beginning with the later of the year in which the employee reached 30 or 1961 and ending with the calendar year in which the employee reaches age 64. The annual pension benefit is not subject to any deduction for Social Security benefits or other offset amounts.

     Based upon average annual compensation and years of credited service as illustrated in the table below, the annual pension commencing at normal retirement for retirements processed in 1998 based on the provisions of the Pension Plan as it existed on December 31, 1997, would be:

Average                          Years of Service
 Annual      ----------------------------------------------------------
Earnings       15        20        25         30        35        40
--------     -------   -------   -------   --------  --------  --------

$ 25,000      $4,648    $6,198    $7,747     $9,296   $10,846   $12,395
  50,000      11,211    14,948    18,684     22,421    26,158    29,895
  75,000      17,773    23,698    29,622     35,546    41,471    47,395
 100,000      24,336    32,448    40,559     48,671    56,783    64,895
 125,000      30,898    41,198    51,497     61,796    72,096    82,395
 150,000      37,461    49,948    62,434     74,921    87,408    99,895
 175,000      44,023    58,698    73,372     88,046   102,721   117,395
 200,000      50,586    67,448    84,309    101,171   118,033   134,895
 225,000      57,148    76,198    95,247    114,296   133,346   152,395
 250,000      63,711    84,948   106,184    127,421   148,658   169,895
 275,000      70,273    93,698   117,122    140,546   163,971   187,395
 300,000      76,836   102,448   128,059    153,671   179,283   204,895
 325,000      83,398   111,198   138,997    166,796   194,596   222,395
 350,000      89,961   119,948   149,934    179,921   209,908   239,895
 375,000      96,523   128,698   160,872    193,046   225,221   257,395
 400,000     103,086   137,448   171,809    206,171   240,533   274,895
 425,000     109,648   146,198   182,747    219,296   255,846   292,395
 450,000     116,211   154,948   193,684    232,421   271,158   309,895
 475,000     122,773   163,698   204,622    245,546   286,471   327,395
 500,000     129,336   172,448   215,559    258,671   301,783   344,895
 525,000     135,898   181,198   226,497    271,796   317,096   362,395
 550,000     142,461   189,948   237,434    284,921   332,408   379,895

     The years of credited service under the Pension Plan for the executive officers shown in the preceding summary compensation table are as follows:
M. D. Lewis, 22 years; R. R. Hylland, 8 years; D. K. Newell, 2 years; R. F. Leyendecker, 23 years; A. R. Donnell, 27 years.

     The Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, places limitations on the amount of the annual pension which can be paid from a tax-qualified pension plan. Under certain circumstances, the pension benefit to which an employee of the Company is entitled under the Company's Pension Plan may exceed the limitations under ERISA. In 1987, the Board of Directors adopted a Pension Equalization Plan, as permitted by ERISA, which provides for payment to retired employees of the amount by which the normal pension benefit determined in accordance with the formula provided in the Pension Plan exceeds the ERISA limitations. In this manner, all employees are treated equally in accordance with the terms of the Pension Plan.

Director Compensation

     Directors who are not officers of the Company annually receive 400 shares of Common Stock of the Company and are paid $1,100 each quarter for serving on the Board of Directors and an attendance fee of $1,000 for attendance at each regular or special meeting of the Board of Directors. Directors are also paid $800 for each meeting of a committee on which such director serves and $500 for each quarter during which they serve as chairman of a committee of the Board of Directors. Directors receive one-half of the meeting fee for telephonic conference board or committee meetings. Directors who are also officers are not separately compensated for services as a director on the Company's Board.

     Directors may elect to defer receipt of their compensation as directors until they cease to be directors. The deferred compensation may be invested in an account which earns interest at the same rate as accounts in the employee savings plan or in a deferred compensation unit account in which the deferred compensation is converted into deferred compensation units on the basis that each unit is at the time of investment equal in value to the fair market value of one share of the Company's Common Stock, sometimes referred to as "phantom stock units." Additional units based on the dividends paid on the Company's Common Stock are added to the directors' deferred compensation unit account. Following the director's retirement, the value of the deferred compensation units is paid in cash in an amount determined by multiplying the accumulated deferred compensation units by the average of the closing prices of the Company's Common Stock for the ten days preceding such event.

     Mr. R. A. Wilkens, as Chairman of the Board of the Company from January 1 through April 30, 1997, was paid $18,000. Mr. Lewis, Mr. Hylland, and Mr. Newell were paid $59,750, $23,750, and $22,000, respectively, as director fees for service on the board of Cornerstone Propane GP, Inc., a subsidiary of Northwestern Growth Corporation.

Termination of Directors' Retirement Plan

     In 1997, the Board of Directors terminated a retirement plan for non-employee directors who have not retired prior to May 1998. The accrued benefit to such active directors was converted to common stock of the Company which was transferred to such directors in January 1998.

Salary Continuation Plan

     In 1983, the Company implemented a non-qualified salary continuation plan for directors and selected management employees. In 1997 a total of 82 directors and eligible employees participated in this plan. The plan provides for certain amounts of salary continuation in the event of death before or after retirement, or in the alternative, certain supplemental retirement benefits in lieu of any death benefits after age 65. Generally, death benefits will vary from 45% to 75% of salary for up to 15 years, and supplemental retirement benefits from 25% to 40% of current salary. Life insurance is carried on each plan participant in favor of the Company to indirectly fund future benefit payments. Part of the cost of the life insurance carried by the Company is allocated to participants in the plan. The program is designed so that if assumptions made as to mortality experience, policy dividends or credits, and other actuarial factors are realized, the Company will more than recover its cost of this program. Consequently, the cost of any one individual participant cannot be properly allocated or determined because of the overall actuarial plan assumptions and the cost recovery feature of the plan. Therefore, no amount attributable to this plan has been included in the summary compensation table above.

                             PERFORMANCE GRAPH

     The following Stock Price Performance Graph compares the cumulative total return* on the Company's Common Stock, the S&P Stock Index and an Edison Electric Institute peer group index of 46 combination gas and electric utility companies** for a five year period:



                                  (GRAPH)



                      NWPS         S&P 500        EEI Peer
                      ----         -------        --------
Base 12/30/92       $100            $100          $100
1993                 108.24          110.08        111.66
1994                 106.92          111.53         97.28
1995                 119.30          153.45        123.91
1996                 154.66          188.68        123.13
1997                 217.63          251.64        159.17

  *Cumulative total return assumes quarterly reinvestment of dividends.

   **Baltimore Gas & Electric Co.; Central Hudson Gas & Elec. Corp.; CILCORP Inc.; CINERGY Corp.; CIPSCO, Inc.; CMS Energy Corp.; Commonwealth Energy System; Consolidated Edison Co. of N.Y.; Delmarva Power & Light Co.;
  DPL, Inc.; Duke Energy; Enova Corp.; Houston Industries, Inc.; IES Industries, Inc.; Illinova Corp.; Interstate Power Co.; LG&E Energy
  Corp.; Long Island Lighting Co.; Madison Gas & Electric Co.; MDU
  Resources Group; MidAmerican Resources; Montana Power Co.; New Centuries Energy; New York State Elec. & Gas Corp.; Niagara Mohawk Power Corp.; NIPSCO Industries, Inc.; Northern States Power Co.; Northwestern Public Service Co.; Orange & Rockland Utilities, Inc.; Pacific Gas & Electric Co.; PECO Energy; Public Service Co. of New Mexico; Public Service Enterprise Group; Puget Sound Energy; Rochester Gas & Electric Corp.; Scana Corp.; Sierra Pacific Resources; SIGCORP; St. Joseph Light & Power Co.; Texas Utilities, Inc.; Utilicorp United, Inc.; Washington Water
  Power Co.; Western Resources, Inc.; Wisconsin Energy Corp.; WPS
  Resources; and WPL Holdings, Inc.

                               Proposal Two
                   Amendment to Change the Company Name

     The Board of Directors has proposed and recommends for adoption by the holders of Common Stock a resolution to amend Article FIRST of the Restated Certificate of Incorporation to change the name of the Company to Northwestern Corporation. The text of the proposed resolution and amendment to the Company's Restated Certificate of Incorporation, is as follows:

          RESOLVED, that Article FIRST of the Restated Certificate of Incorporation of Northwestern Public Service Company, as heretofore amended, is hereby amended to read as follows:

          "FIRST:  The name of this corporation is NORTHWESTERN
     CORPORATION."

     The Board recommends adoption of this proposal to recognize the diversified nature of the Company's business, which includes investments in natural gas and electric distribution, electric generation and transmission, propane distribution, heating ventilation and air conditioning services, telecommunications services, wholesale energy sales, and manufacturing businesses. The Board believes that this change will more accurately reflect the nature of the Company's ongoing business operations which are highly diversified. The Companys natural gas and electric distribution and electric generation and transmission will continue to do business under the assumed name of Northwestern Public Service, thereby maintaining its identity in the conduct of these businesses.

     Adoption of this Proposed Amendment requires the favorable vote of the holders of a majority of the outstanding shares of Common Stock. Proxies of the holders of such stock will be voted on the Proposed Amendment as specified thereon, and in the absence of such specification, the proxies will be voted in favor of the Proposed Amendment.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                 FOR APPROVAL OF THIS PROPOSED AMENDMENT.
                 UNLESS OTHERWISE INDICATED ON THE PROXY,
                 THE SHARES OF COMMON STOCK WILL BE VOTED
                            FOR THIS AMENDMENT.


                              Proposal Three
                              Approval of the
                    Northwestern Public Service Company
                      Stock Option and Incentive Plan

     The Board of Directors of the Company has approved, subject to the approval of the shareholders, the Northwestern Public Service Company Stock Option and Incentive Plan (the "Plan"). If approved by the shareholders, this Plan will replace the Company's current long-term incentive compensation plan.

     The Plan is intended to recognize the contributions made to the Company by employees of the Company, to provide such persons with additional incentive to devote themselves to the future success of the Company, and to improve the ability of the Company to attract, retain and motivate individuals upon whom the Company's future growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of options to acquire the Company's Common Stock. Similarly, the Plan is intended as an additional incentive to directors who are not employees of the Company to serve on the Board of Directors and to devote themselves to the future success of the Company. Options granted under the Plan to employees may be "incentive stock options" ("ISOs") within the meaning of
Section 422(b) of the Internal Revenue Code of 1986, as amended, (the "Internal Revenue Code"), or may be options not intended to be ISOs ("nonqualified stock options") (ISO and nonqualified stock options being hereinafter collectively referred to as "Options"). Options granted to directors who are not employees of the Company will be nonqualified stock options.

     The Company believes that adoption of the Plan is in the best interests of the Company and its shareholders. Options provide more or less of an economic benefit to Option holders depending on market value of the Company's Common Stock, thereby constituting a particularly effective incentive to Option holders to endeavor to improve the Company's financial performance and, thereby, the performance of the Common Stock in the public market.

     A brief summary of the Plan follows.

     Number of Shares of Common Stock. The number of shares of Common Stock for which Options may be granted under the Plan shall initially be 1,338,189 (7 1/2% of the shares of Common Stock outstanding on January 1,
1998). The total number of shares of Common Stock available for Options under the Plan shall, if less than 7.5% of the number of outstanding shares, be increased annually during the term of the Plan to 7.5% of the outstanding shares. The number of shares of Common Stock is subject to adjustment upon the occurrence of a stock dividend, stock split, recapitalization or certain other capital adjustments.

     Administration. The Plan will be administered by the Nominating and Compensation Committee.

     Eligibility. All directors, officers and other key employees of the Company and its subsidiaries are eligible to receive Options under the Plan. However, those directors of the Company who are not employees of the Company (the "Nonemployee Directors") may receive Options only pursuant to special provisions of the Plan relating to such directors, as described below.

     Term of Plan. No Option may be granted under the Plan after May 6, 2008.

     Exercise Price. The exercise price for each Option granted to an employee will be the average of the closing sales price of the Common Stock on The New York Stock Exchange for the 20 business days ending on the third business day preceding the date with respect to which such Common Stock is being valued (the "Fair Market Value"). The exercise price for each Option granted to a Nonemployee Director will be the Fair Market Value, unless the Committee determines in its sole discretion, to establish an exercise price greater or less than the Fair Market Value. On January 30, 1998, the closing price of the Common Stock on The New York Stock Exchange was $22 3/16.

     Options Granted under the Plan. Options to be granted to participants in the Plan are not determinable at this time since they are discretionary (other than the automatic grants to Nonemployee Directors).

     Special ISO Rules for Certain Shareholders. If an ISO is granted to an employee who then owns, directly or by attribution under the Internal Revenue Code, shares possession more than 10% of the total combined voting power of all classes of shares of the Company, the terms of the Option will not exceed five years and the exercise price will be at least 110% of the Fair Market Value of the shares on the date that the Option is granted.

     Payment.  An Option holder may pay the exercise price for an Option
(a) in cash, (b) in cash received from a broker-dealer to whom the holder has submitted an exercise notice consisting of a fully endorsed Option (however, in the case of a holder subject to Section 16 of the Exchange Act, this payment option shall only be available to the extent such holder complies with Regulation T issued by the Federal Reserve Board), (c) by delivering (either actual delivery or by attestation procedures established by the Company) previously owned shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the exercise price, (d) by directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of such Option having an aggregate Fair Market Value on the date of exercise equal to the exercise price, (e) by agreeing to surrender Options then exercisable valued at the excess of the aggregate Fair Market Value of the shares of Common Stock subject to such Options on the date of exercise over the aggregate option price of such shares, (f) in the case of an employee, by such other medium of payment as the Compensation Committee, in its discretion, shall authorize at the time of grant, or (g) by any combination of (a), (b), (c), (d), (e) and (f).

     Option Agreement; Restriction on Transferability. Each Option will be evidenced by a written Option Agreement containing provisions consistent with the Plan and such other provisions as the Compensation Committee deems appropriate. No Option granted under the Plan may be transferred, except by will, the laws of descent and distributions or pursuant to a qualified domestic relations order. Notwithstanding the preceding sentence, an Option Agreement for NSOs may provide that the Optionee, at any time prior to his death, may assign all or any portion of an Option granted to him to
(i) his spouse or lineal descendant, (ii) the trustee of a trust for the primary benefit of his spouse or lineal descendant, (iii) a partnership of which his spouse and lineal descendants are the only partners, or (iv) a tax exempt organization as described in Code Section 501(c)(3).

     Provisions Relating to Nonemployee Directors. Each Nonemployee Director on the effective date of the Plan shall be granted automatically an Option to purchase 1,200 shares of Common Stock on the effective date of the Plan, and each Nonemployee Director shall also be eligible to receive discretionary grants.

     Amendments to the Option Agreement and the Plan. The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable. Subject to the provisions of the Plan, the Compensation Committee may amend an Option Agreement, subject to the Option holder's consent if the amendment is not favorable to the Option holder.

     Tax Aspects of the Plan. The following discussion is intended to summarize briefly the general principles of Federal income tax law applicable to each Option granted under the Plan. A recipient of an ISO will not recognize taxable income upon either the grant or exercise of the ISO. The Option holder will recognize long-term capital gain or loss on a disposition of the shares of Common Stock acquired upon exercise of an ISO, provided the Option holder does not dispose of those shares of Common Stock within two years from the date the ISO was granted or within one year after the shares of Common Stock were transferred to such Option holder (a "disqualifying disposition"). Currently, for regular Federal income tax purposes, long-term capital gain is taxed at a maximum rate of 20% for individuals if the individual's holding period is more than 18 months, while ordinary income may be subject to a maximum rate of 39.6%. If the Option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.

     As a general rule, if the Option holder disposes of the shares of Common Stock in a disqualifying disposition, the gain recognized will be taxed as ordinary income to the extent of the difference between (a) the lesser of the Fair Market Value of the shares of Common Stock on the date of exercise or the amount received for the shares of Common Stock in the disqualifying disposition, and (b) the adjusted basis of the shares of Common Stock, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying dispostion will be long-term or short-term capital gain, depending on the length of time the Option holder held the shares of Common Stock prior to the dispostion.

     The amount by which the Fair Market Value of a share of Common Stock at the time of exercise exceeds the exercise price will be included in the computation of such Option holder's "alternative minimum taxable income" in the year the Option holder exercises the ISO. If an Option holder pays alternative minimum tax with respect to the exercise of an ISO, the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The Option holder's basis in the shares of Common Stock for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.

     A recipient of a nonqualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by a reason of the grant. Such an Option holder will recognize ordinary income in the taxable year in which the Option holder exercises the nonqualified stock option, in an amount equal to the excess of the Fair Market Value of the shares of Common Stock received upon exercise at the time of exercise of such an Option over the exercise price of the Option, and the Company will be allowed a deduction in that amount, subject to the limitations on deductibility of compensation in excess of one million dollars under Section 162(m) of the Internal Revenue Code. Upon disposition of the shares of Common Stock subject to the Option, an Option holder will recognize the long-term or short-term capital gain or loss, depending upon the length of time the shares of Common Stock were held prior to disposition, equal to the difference between the amount realized on disposition and the Option holder's adjusted basis of the shares of Common Stock subject to the Option (which adjusted basis ordinarily is the Fair Market Value of the shares of Common Stock subject to the Option on the date the Option was exercised).

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                            FOR APPROVAL OF THE
                    NORTHWESTERN PUBLIC SERVICE COMPANY
                     STOCK OPTION AND INCENTIVE PLAN.
                 UNLESS OTHERWISE INDICATED ON THE PROXY,
                 THE SHARES OF COMMON STOCK WILL BE VOTED
                        FOR APPROVAL OF THIS PLAN.


                               ANNUAL REPORT

     A copy of the Company's Annual Report for the year ended December 31, 1997, is being sent to all shareholders of record as of March 9, 1998, the record date for the determination of shareholders entitled to vote at the Annual Meeting of Shareholders. Attention is directed to the financial statements and Management's Discussion and Analysis in such Annual Report which are incorporated herein by reference.

                      INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has served as the Company's independent public accountants continuously since 1932. Upon the recommendation of the Audit Committee, the Board of Directors have selected Arthur Andersen LLP to serve as the Company's independent public accountants during the current year. One or more representatives of Arthur Andersen LLP will attend the Annual Meeting of Shareholders and will be available to respond to questions from shareholders.

     During 1997, the Company also engaged Arthur Andersen LLP to render certain non-audit professional services. The Audit Committee of the Board of Directors approved the audit and non-audit services and considered the possible effect of the non-audit services on the independence of the accountants prior to the time the services were rendered.

                    SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholders who wish to present proposals for consideration at the 1999 Annual Meeting of Shareholders should submit their proposals, together with any supporting statements, to the Corporate Secretary of the Company. To be timely, a shareholder's notice must be delivered not less than 90 days nor more than 120 days prior to the date of the annual meeting of shareholders. The notice must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

                               OTHER MATTERS

     The management does not know of any matter to be brought before the meeting, other than the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed, and if any matters not set forth in the Notice of Annual Meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              ALAN D. DIETRICH
                              Vice President-Administration
                                 and Corporate Secretary
                              Northwestern Public Service Company

March 20, 1998





PLEASE COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY SO THAT YOUR STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.


     MANAGEMENT HEREBY UNDERTAKES TO PROVIDE TO EACH SHAREHOLDER WHOSE PROXY IS SOLICITED FOR THE 1998 ANNUAL MEETING, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF THE COMPANY'S 1997 ANNUAL REPORT (FORM 10-K) TO THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO JANE RAMSELL, DIRECTOR- SHAREHOLDER SERVICES, NORTHWESTERN PUBLIC SERVICE COMPANY, 600 MARKET STREET WEST, HURON, SOUTH DAKOTA 57350-1500.

                                IMPORTANT:
                              PLEASE SIGN AND
                            RETURN THE ENCLOSED
                              PROXY PROMPTLY.

                    NORTHWESTERN PUBLIC SERVICE COMPANY

                      STOCK OPTION AND INCENTIVE PLAN


Section 1.     Purpose.

     The purpose of the Northwestern Public Service Company Stock Option and Incentive Plan (the "Plan") is to benefit Northwestern Public Service Company (the "Company") and its Subsidiaries (as defined in Section 2) by recognizing the contributions made to the Company by officers and other key employees (including Directors of the Company who are also employees) of the Company and its Subsidiaries, to provide such persons with additional incentive to devote themselves to the future success of the Company, and to improve the ability of the Company to attract, retain and motivate individuals, by providing such persons with a favorable opportunity to acquire or increase their proprietary interest in the Company over a period of years through receipt of options to acquire common stock of the Company. In addition, the Plan is intended as an additional incentive to members of the Board of Directors of the Company who are not employees of the Company ("Non-Employee Directors") to serve on the Board of Directors of the Company (the "Board") and to devote themselves to the future success of the Company by providing them with a favorable opportunity to acquire or increase their proprietary interest in the Company through receipt of options to acquire common stock of the Company.

     The Company may grant stock options that constitute "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options that do not constitute ISOs ("NSOs") (ISOs and NSOs being hereinafter collectively referred to as "Options").

Section 2.     Eligibility.

     Non-Employee Directors shall participate in the Plan only in accordance with the provisions of Section 5 of the Plan. The Committee (as defined in Section 3) shall initially, and from time to time thereafter, select those officers and other key employees (including Directors of the Company who are also employees) (collectively referred to herein as "Key Employees") of the Company or any other entity of which the Company is the direct or indirect beneficial owner of not less than thirty-three and one-third percent (33-1/3%) of all issued and outstanding equity interests ("Subsidiaries"), to participate in the Plan on the basis of the special importance of their services in the management, development and operations of the Company or its Subsidiaries (each such Director and Key Employee receiving Options granted under the Plan is referred to herein as an "Optionee"); provided, however, that the Committee may delegate, in writing and subject to terms and conditions which it deems appropriate, to the Chief Executive Officer of the Company the ability to award Options to Key Employees who are not officers of the Company or its Subsidiaries.

Section 3.     Administration.

     3.1 The Committee. The Plan shall be administered by the Nominating and Compensation Committee of the Board (the "Committee").

     3.2 Authority of the Committee. Except as provided in Section 2, no person, other than members of the Committee, shall have any authority concerning decisions regarding the Plan. Subject to the express provisions of the Plan, including but not limited to Section 5, the Committee (or the Chief Executive Officer, to the extent the Committee delegates authority to him pursuant to Section 2) shall have sole discretion concerning all matters relating to the Plan and Options granted hereunder. The Committee (or the Chief Executive Officer, to the extent the Committee delegates authority to him pursuant to Section 2) in its sole discretion, shall determine the Key Employees of the Company and its Subsidiaries to whom, and the time or times at which Options will be granted, the number of shares to be subject to each Option, the expiration date of each Option, the time or times within which the Option may be exercised, the cancellation of the Option (with the consent of the holder thereof), and the other terms and conditions of the grant of the Option. The terms and conditions of the Options need not be the same with respect to each Optionee or with respect to each Option.

     The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of the Options granted hereunder by the Committee (or the Chief Executive Officer, to the extent the Committee delegates authority to him pursuant to Section 2) shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Subsidiaries, the Committee, the Board, officers and the affected employees of the Company and/or its Subsidiaries and their respective successors in interest.

     No member of the Committee shall, in the absence of bad faith, be liable for any act or omission with respect to service on the Committee. Service on the Committee shall constitute service as a Director of the Company so that members of the Committee shall be entitled to indemnification pursuant to the Company's Certificate of Incorporation and By-Laws.

Section 4.     Shares of Common Stock Subject to Plan.

     4.1 The total number of shares of common stock, par value $1.75 per share, of the Company (the "Common Stock"), that may be issued and sold under the Plan initially shall be 1,338,189. The total number of shares of Common Stock that may be available for Options under the Plan shall be adjusted on January 1 of each calendar year, within the Applicable Period (as defined below), so that the total number of shares of Common Stock that may be issued and sold under the Plan as of January 1 of each calendar year within the Applicable Period shall be equal to seven and one-half percent (7.5%) of the outstanding shares of Common Stock of the Company on such date; provided, however, that no such adjustment shall reduce the total number of shares of Common Stock that may be issued and sold under the Plan below 1,338,189. For purposes of the preceding sentence, Applicable Period shall be the ten-year period commencing on May 6, 1998 and ending May 5, 2008. The aforementioned total number of shares of Common Stock shall be adjusted in accordance with the provisions of Section 4.2 hereof. Any shares of Common Stock subject to issuance upon exercise of Options but which are not issued because of a surrender (other than pursuant to Section
7.2 or 7.3 of the Plan), forfeiture, expiration, termination or cancellation of any such Option, shall once again be available for issuance pursuant to subsequent Options. If either the purchase price of the shares of Common Stock upon exercise of any Option or the tax withholding requirement is satisfied by tendering or withholding of shares of Common Stock or by tendering exercisable Options, only the number of shares of Common Stock issued net of the shares of Common Stock tendered or withheld shall be deemed delivered for purposes of determining the number of shares of Common Stock available for Options under the Plan.

     4.2 The number of shares of Common Stock subject to the Plan and to Options granted under the Plan shall be adjusted as follows: (a) in the event that the number of outstanding shares of Common Stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to Options previously granted thereunder shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted on an equitable basis as determined by the Board of Directors, in its sole discretion, for each share of Common Stock then subject to the Plan and for each share of Common Stock then subject to an Option granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which the holders of Common Stock of the Company are entitled pursuant to the transaction; and (c) in the event of any other change in the capitalization of the Company, the Committee, in its sole discretion, shall provide for an equitable adjustment in the number of shares of Common Stock then subject to the Plan and to each share of Common Stock then subject to an Option granted under the Plan. In the event of any such adjustment, the exercise price per share shall be proportionately adjusted.

Section 5.     Grant of Options to Non-Employee Directors.

     5.1 Grants. Each individual who is a Non-Employee Director on the effective date of the Plan shall be granted automatically a NSO to purchase 1200 shares of Common Stock on the effective date on the Plan. Non-Employee Directors shall also be eligible to receive discretionary grants of NSOs as determined by the Committee from time to time.

     5.2 Exercise Price and Period. Except as provided for in the next sentence, the per share Option exercise price of each such NSO granted to a Non-Employee Director shall be the "Fair Market Value," on the date on which the Option is granted, of the Common Stock subject to the Option.
The Committee shall, in its sole discretion, have the right to establish (in the Option Agreement described in Section 6.2) a per share Option exercise price for each such NSO granted to a Non-Employee Director which is more or less than Fair Market Value. For purposes of this Agreement, "Fair Market Value" shall mean the average of the closing price for Company Stock as reported on the New York Stock Exchange for the 20 business days ending on the third business day preceding the date with respect to which such Company Stock is being valued, for which trades in Company Stock were reported on the New York Stock Exchange. If no trades occur on a certain day, the closing price for the last preceding day on which trading occurred will be used as the closing price for that day.

     In addition to the terms and conditions set forth in this Section 5, NSOs also shall be subject to such terms and conditions applicable to ISOs according to Sections 6.2, 6.3, 6.4 and 6.5, provided, however, such additional terms and conditions are not inconsistent with the terms and conditions set forth in Section 5 of this Plan.

Section 6.     Grants of Options to Employees.

     6.1 Grant. Subject to the terms of the Plan, the Committee (or the Chief Executive Officer, to the extent the Committee delegates authority to him pursuant to Section 2) may from time to time grant Options, which may be ISOs or NSOs, to Key Employees of the Company or any of its Subsidiaries. Unless otherwise expressly provided at the time of the grant, Options granted under the Plan to Key Employees will be ISOs.

     6.2 Option Agreement. Each Option shall be evidenced by a written Option Agreement specifying the type of Option granted, the Option exercise price, the terms for payment of the exercise price, the expiration date of the Option, the number of shares of Common Stock to be subject to each Option, the time frame in which an Option shall become vested and exercisable, the circumstances under which an Option which has not become vested and exercisable can be forfeited, the circumstances under which an Option which has not become vested and exercisable can become immediately vested and exercisable, and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan.

     6.3 Expiration. Except to the extent otherwise provided in or pursuant to Section 7, each Option shall expire, and all rights to purchase shares of Common Stock shall expire, on the tenth anniversary of the date on which the Option was granted.

     6.4 Required Terms and Conditions of ISOs. Each ISO granted to a Key Employee shall be in such form and subject to such restrictions and other terms and conditions as the Committee (or the Chief Executive Officer, to the extent the Committee delegates authority to him pursuant to Section 2) may determine, in its sole discretion, at the time of grant, subject to the general provisions of the Plan, the applicable Option Agreement, and the following specific rules:

          (a) Except as provided in Section 6.4(d), the per share exercise price of each ISO shall be the Fair Market Value of the shares of Common Stock on the date such ISO is granted.

          (b) The aggregate Fair Market Value (determined with respect to each ISO at the time such Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an individual during any calendar year (under all incentive stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000.
     If the aggregate Fair Market Value (determined at the time of grant) of the Common Stock subject to an Option, which first becomes exercisable in any calendar year exceeds the limitation of this Section 6.4(b), so much of the Option that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a NSO; but in all other respects, the original Option Agreement shall remain in full force and effect.

          (c) As used in this Section 6, the words "parent" and "subsidiary" shall have the meanings given to them in Section 424(e) and 424(f) of the Code.

          (d) Notwithstanding anything herein to the contrary, if an ISO is granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, within the meaning of Section 422(b)(6) of the Code, (i) the purchase price of each share of Common Stock subject to the ISO shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date the ISO is granted, and (ii) the ISO shall expire and all rights to purchase shares thereunder shall cease no later than the fifth anniversary of the date the ISO was granted.

          (e) No ISOs may be granted under the Plan after May 5, 2008.

     6.5 Required Terms and Conditions of NSOs. Each NSO granted to Key Employees shall be in such form and subject to such restrictions and other terms and conditions as the Committee (or the Chief Executive Officer, to the extent the Committee delegates authority to him pursuant to Section 2) may determine, in its sole discretion, at the time of grant, subject to the general provisions of the Plan and the applicable Option Agreement; provided, however, that the per share exercise price of each NSO shall be the Fair Market Value of the shares of Common Stock on the date such NSO is granted.

Section 7.     Exercise of Options.

     7.1 Notice. A person entitled to exercise an Option may do so by delivery of a written notice to that effect specifying the number of shares of Common Stock with respect to which the Option is being exercised and any other information the Committee may prescribe. The notice shall be accompanied by payment as described in Section 7.2. The notice of exercise shall be accompanied by the Optionee's copy of the writing or writings evidencing the grant of the Option. All notices or requests provided for herein shall be delivered to the Corporate Secretary of the Company.

     7.2 Exercise Price. Except as otherwise provided in the Plan or in any Option Agreement, the Optionee shall pay the purchase price of the shares of Common Stock upon exercise of any Option: (a) in cash; (b) in cash received from a broker-dealer to whom the Optionee has submitted an exercise notice consisting of a fully endorsed Option (however, in the case of an Optionee subject to Section 16 of the 1934 Act, this payment option shall only be available to the extent such insider complies with Regulation T issued by the Federal Reserve Board); (c) by delivering (either actual delivery or by attestation procedures established by the Company) previously owned shares of Common Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and in each case for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value on the date of exercise equal to the Option exercise price; (d) by directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of such Option having an aggregate Fair Market Value on the date of exercise equal to the Option exercise price; (e) by agreeing to surrender Options then exercisable valued at the excess of the aggregate Fair Market Value of the shares of Common Stock subject to such Options on the date of exercise over the aggregate option price of such shares; (f) in the case of a Key Employee, by such other medium of payment as the Committee, in its discretion, shall authorize at the time of grant; or (g) by any combination of (a), (b), (c), (d) (e) and (f). In the case of an election pursuant to
(a) or (b) above, cash shall mean cash or a check issued by a federally insured bank or savings and loan, and made payable to the Company. The Company shall issue, in the name of the Optionee, stock certificates representing the total number of shares of Common Stock issuable pursuant to the exercise of any Option as soon as reasonably practicable after such exercise, provided that any shares of Common Stock purchased by an Optionee through a broker-dealer pursuant to clause (b) above shall be delivered to such broker-dealer in accordance with 12 C.F.R. Sec. 220.3(e)(4) or other applicable provision of law.

     7.3 Taxes Generally. At the time of the exercise of any Option, as a condition of the exercise of such Option, the Company may require the Optionee to pay the Company an amount equal to the amount of the tax the Company or any Subsidiary may be required to withhold to obtain a deduction for federal and state income tax purposes as a result of the exercise of such Option by the Optionee or to comply with applicable law.

     7.4 Payment of Taxes. At any time when an Optionee is required to pay an amount required to be withheld under applicable income tax or other laws in connection with the exercise of an Option, the Optionee may satisfy this obligation in whole or in part by: (a) directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of such Option having an aggregate Fair Market Value on the date of exercise equal to the amount of tax required to be withheld; or (b) delivering (either actual delivery or by attestation procedures established by the Company) previously owned shares of Common Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and in each case for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value equal to the amount of tax required to be withheld. The Committee may disapprove any election or delivery or may suspend or terminate the right to make elections or deliveries.

Section 8.     Transferability of Options.

     No Option granted pursuant to the Plan shall be transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. Notwithstanding the preceding sentence, an Option Agreement for NSOs may provide that the Optionee, at any time prior to his death, may assign all or any portion of an Option granted to him to (i) his spouse or lineal descendant, (ii) the trustee of a trust for the primary benefit of his spouse or lineal descendant, (iii) a partnership of which his spouse and lineal descendants are the only partners, or (iv) a tax exempt organization as described in Code Section 501(c)(3). In such event, the spouse, lineal descendant, trustee, partnership or tax exempt organization will be entitled to all of the rights of the Optionee with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option, as set forth herein and in the related Option Agreement immediately prior to the effective date of the assignment. Any such assignment will be permitted only if: (i) the Optionee does not receive any consideration therefore; and (ii) the assignment is expressly permitted by the applicable Agreement as approved by the Committee. Any such assignment shall be evidenced by an appropriate written document executed by the Optionee, and a copy thereof shall be delivered to the Company on or prior to the executive date of the assignment.

Section 9.     Rights as Shareholder.

     An Optionee or a transferee of an Optionee pursuant to Section 8 shall have no rights as a shareholder with respect to any Common Stock covered by an Option or receivable upon the exercise of an Option until the Optionee or transferee shall have become the holder of record of such Common Stock, and no adjustments shall be made for dividends in cash or other property or other distributions or rights in respect to such Common Stock for which the record date is prior to the date on which the Optionee shall have in fact become the holder of record of the shares of Common Stock acquired pursuant to the Option.

Section 10.    Postponement of Exercise.

     The Committee may postpone any exercise of an Option for such time as the Committee in its sole discretion may deem necessary in order to permit the Company (a) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable upon the exercise of an Option under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction, (b) to permit any action to be taken in order to (i) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed, or (c) to determine that such shares of Common Stock and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Option or any provision of the Plan to recognize the exercise of an Option or to sell or issue shares of Common Stock in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof. Any such postponement shall not extend the term of an Option and neither the Company nor its directors or officers shall have any obligation or liability to an Optionee, to the Optionee's successor or to any other person with respect to any shares of Common Stock as to which the Option shall lapse because of such postponement.

Section 11.    Trust Agreement.

     The Company may enter into a trust agreement ("Trust Agreement") whereby the Company shall agree to contribute to a trust ("Trust) for the purpose of accumulating shares of Common Stock to assist the Company in fulfilling its obligations to Optionee hereunder. Such Trust Agreement shall be substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, or any subsequent Internal Revenue Service Revenue Procedure, and shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to the creditors of the Company in the event of insolvency.

Section 12.    Termination or Amendment of Plan.

     The Committee may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Option granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan.

     No amendment or termination of the Plan shall in any manner affect any Option theretofore granted without the consent of the Optionee, except that the Committee may amend the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendments is in the best interest of holders of outstanding Options affected thereby.

Section 13.    Effective Date.

     The Plan shall be effective upon the date of approval of the Plan by an affirmative vote of a majority of the shares of the voting stock of the Company entitled to be voted by the holders of stock represented at a duly held shareholders' meeting, within 12 months after the date of adoption of the Plan by the Board.

                               (PROXY CARD)



                    NORTHWESTERN PUBLIC SERVICE COMPANY
                         Huron, South Dakota 57350

               PROXY FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
               Solicited on behalf of the Board of Directors

     The undersigned hereby appoints M. D. Lewis and R. R. Hylland, or either of them, proxies of the undersigned, each with the power of substitution, to represent and vote all shares of Common Stock of Northwestern Public Service Company held of record by the undersigned on March 9, 1998, at the Annual Meeting of the Shareholders of the Company to be held on May 6, 1998, and at any adjournments thereof, in accordance with the Notice and Proxy Statement received, as follows:

1.   ELECTION OF CLASS I DIRECTORS

 (Mark only one box)  (  ) FOR all nominees listed below
                           (except as marked to the contrary)

                      (  ) WITHHOLD AUTHORITY
                           to vote for all nominees listed below

                           Nominees:    Randy G. Darcy
                                        Gary G. Drook
                                        Raymond M. Schutz
                                        Bruce I. Smith

      (Instruction: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

    ---------------------------------------------------------
2. Vote For (   )  Against (   )  Abstain (   ) on the proposal to amend
   the Company's Restated Certificate of Incorporation to change the Company name to Northwestern Corporation.

3. Vote For (   )  Against (   )  Abstain (   ) on the proposal to adopt
   the Northwestern Public Service Company Stock Option and Incentive
   Plan.

4. Upon such other matters as may come before said meeting or any adjournments thereof.



THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN ITEM 1 AND FOR THE PROPOSALS REFERRED TO IN ITEMS 2 AND 3.


Dated                  , 1998


------------------------------          -----------------------------
            (Signature)                            (Signature)
Please sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by authorized officer. Executors, administrators, trustees, etc., should so indicate when signing.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.




                      "FURNISHED for use of SEC only"